LIMITED POWER OF ATTORNEY

I, the undersigned, as a Section 16 reporting person of LinkedIn Corporation (the "Company"), hereby constitute and appoint: Lora Blum, Susan Chow, Michelle Leung, and Michael McKay, and each of them acting individually, my true and lawful attorneys-in-fact to:

1.	complete and execute Forms 3, 4 and 5 and other forms and all amendments thereto as such attorneys-in-fact shall in their discretion determine to be required or advisable pursuant to Section 16 of the Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigned's ownership, acquisition or disposition of securities of the Company; and

2.	do all acts necessary in order to file such forms with the Securities and
Exchange Commission, any securities exchange or national association, the Company and such other person or agency as the attorneys-in-fact shall deem appropriate.

I hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue hereof. I acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at my request, do not assume, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Furthermore, I hereby cancel and revoke all prior Powers of Attorney executed by me related to this subject matter.

This Limited Power of Attorney shall remain in full force and effect until the I am no longer required to file Forms 3, 4 and 5 with respect to the my holdings of, and transactions in, securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the Company and the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, I have executed this Limited Power of Attorney as of the date set forth below.


Signature:

Print Name:  /s/ Michael John Callahan

Date: July 29, 2014